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                                                                    EXHIBIT 2(a)


AMERICAN GENERAL
LIFE COMPANIES
2727-A ALLEN PARKWAY, HOUSTON, TEXAS 77019

Writer's Direct Number
(713) 831-8471

                                August 19, 1998


American General Life Insurance Company
2727-A Allen Parkway
Houston, Texas 77019

Dear Ladies and Gentlemen:

     This opinion is furnished in connection with the filing of a Registration Statement on Form S-6, File No. 333-53909 ("Registration Statement") of Separate Account VL-R ("Separate Account VL-R") of American General Life Insurance Company ("AGL"). The Registration Statement covers an indefinite number of units of interest in Separate Account VL-R ("Units") funding Legacy Plus (policy form No. 98615) individual flexible premium variable life insurance policies issued by AGL ("Policies"). Net premiums received under the Policies are allocated by AGL to Separate Account VL-R to the extent directed by owners of the Policies. Net premiums under other variable life insurance policies which may be issued by AGL may also be allocated to Separate Account VL-R.

     The Policies are designed to provide life insurance protection and are to be offered in the manner described in the prospectus and the prospectus supplements included in the Registration Statement. The Policies will be sold only in jurisdictions authorizing such sales. I have examined all such corporate records of AGL and such other documents and laws as I consider appropriate as a basis for the opinion expressed herein.

     Based on the foregoing, I am of the opinion that:

     l. AGL is a corporation duly organized and validly existing under the laws of the State of Texas.

     2. Separate Account VL-R was duly established and is maintained by AGL pursuant to the laws of the State of Texas, under which income, gains and losses, whether or not realized, from assets allocated to Separate Account VL-R, are, in accordance with the Policies, credited to or charged against Separate Account VL-R without regard to other income, gains or losses of AGL.

     3. Assets allocated to Separate Account VL-R will be owned by AGL. AGL is not a trustee with respect thereto. The Policies provide that the portion of the assets of Separate Account VL-R equal to the reserves and other contract liabilities with
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August 19, 1998
Page 2

          respect to Separate Account VL-R will not be chargeable with liabilities arising out of any other business AGL may conduct. AGL reserves the right to transfer assets of Separate Account VL-R in excess of such reserves and other Policy liabilities to the general account of AGL.

     4. When issued and sold as described above, the Policies (including any Units duly credited thereunder) will be duly authorized and will constitute validly issued and binding obligations of AGL in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Sincerely,


                                    PAULETTA P. COHN
                                    ----------------------------
                                    Pauletta P. Cohn
                                    Associate General Counsel
                                      and Corporate Secretary